                                INDEX TO EXHIBIT


EXHIBIT
NUMBER                     DESCRIPTION OF EXHIBIT
-------                    ----------------------

 99.06 Unaudited interim financial statements and accompanying discussion for the three months ended December 31, 1996 and the year ended December 31, 1996 contained in the press release issued by the Registrant on January 30, 1997.

                                                           FOR IMMEDIATE RELEASE



                                                        Contact: Frank J. Bivona

                                                                  (212) 208-3236



                                                   Website: http://www.ambac.com



                 AMBAC INC. ANNOUNCES FOURTH QUARTER NET INCOME
                             OF $52.0 MILLION, UP 9%

      -- FOURTH QUARTER CORE EARNINGS UP 17%, OPERATING EARNINGS UP 10% --



         January 30, 1997-New York, NY: AMBAC Inc. (NYSE: ABK) today announced fourth quarter 1996 net income of $52.0 million, or $1.49 per share, an increase of 9% from $47.8 million, or $1.36 per share in the fourth quarter of 1995. The increase in net income was the result of increased financial guarantee insurance operating income partially offset by lower financial services operating income. The fourth quarter 1996 increase over the comparable prior period also reflects the Company's equity in the loss of an affiliate (HCIA Inc.) of $3.1 million in the fourth quarter of 1995.

         Net income for full year 1996 was $276.3 million, or $7.90 per share, an increase of 65% from $167.6 million, or $4.78 per share for full year 1995. The increase in net income in 1996 was largely due to the second quarter realized gain of $155.6 million (which had a net income per common share effect of $2.88) from the sale of the Company's remaining holdings of HCIA Inc., a former affiliate of the Company. In the third quarter of 1995 the Company had recognized a realized gain of $19.1 million (which had a net income per common share effect of $0.34) from the sale of 1.1 million shares of HCIA Inc. Excluding the effects of the respective gains from the sales of HCIA Inc. stock in both 1996 and 1995, net income for full year 1996 increased 13% over full year 1995. This increase in net income is primarily the result of higher financial guarantee insurance and financial services operating income.

         Commenting on the results, AMBAC Chairman and CEO, Phillip B. Lassiter, stated, "The fourth quarter capped off an excellent year for AMBAC as results for the quarter and the year as a whole handily surpassed our long-term financial targets. AMBAC is well positioned for the future and our business prospects continue to appear very attractive as we begin to move through the new year."



                                    --MORE--

AMBAC Fourth Quarter 1996 Earnings/2

         Core earnings(1) for the fourth quarter of 1996 were $44.8 million, an increase of 17% from $38.1 million in the fourth quarter of 1995. The increase in core earnings was primarily the result of continued growth in net insurance premiums earned from the underlying book of business and net investment income from financial guarantee insurance operations. Core earnings for the full year 1996 were $170.5 million, an increase of 17% from $145.5 million in 1995. Core earnings, which the Company reports as analytical data, exclude the effect on consolidated net income from net realized gains and losses, net insurance premiums earned from refundings and calls and certain non-recurring items.

         Operating earnings(1) for the fourth quarter of 1996 were $48.3 million, an increase of 10% from $44.0 million in the fourth quarter of 1995. Operating earnings for the full year 1996 were $188.3 million, an increase of 19% from $158.2 million in 1995. The Company defines operating earnings as net income, less the effect of net realized gains and losses and certain non-recurring items.

         The Company also announced that it completed its acquisition of substantially all of the assets of Cadre Financial Services, Inc. (Cadre) on December 31, 1996, for approximately $20.0 million in Company stock and cash. Cadre, based in Ronkonkoma, New York, is a provider of cash management and investment advisory services to local school districts, hospitals and health care organizations and municipalities. As a result of this acquisition, AMBAC has decided to close its Westport, Connecticut office and plans to consolidate its financial services businesses in Ronkonkoma. The consolidation is expected to occur in early 1997 and the Company anticipates that it will record a restructuring charge in the first quarter of 1997 which is not expected to exceed $4 million.

         Mr. Lassiter stated, "This acquisition goes a long way toward building the desired critical mass for our municipal investment services business."



FINANCIAL GUARANTEE INSURANCE

         The Company provides financial guarantee insurance through its principal operating subsidiary, AMBAC Indemnity Corporation (AMBAC Indemnity), which is a leading insurer of municipal and structured finance obligations. Financial guarantee insurance operating income for the fourth quarter of 1996 was $68.3 million, an increase of 1% from $67.5 million in the fourth quarter of 1995, primarily due to increased premiums earned and higher net investment income for the period, partially offset by lower net realized gains on sales of securities. Financial guarantee insurance operating income for full year 1996 was $225.3 million, an increase of 7% from $210.8 million in full year 1995, primarily due to increased premiums earned and higher net investment income, partially offset by net realized losses on sales of securities and higher expenses.

         AMBAC Indemnity insured $13.0 billion in par value bonds during the fourth quarter of 1996, an increase of 27% from the $10.2 billion insured in the fourth quarter of 1995. Par value written for the fourth quarter of 1996 comprised $8.2 billion from municipal bond insurance and $4.8 billion from structured finance insurance, versus $7.1 billion and $3.1 billion, respectively, in the fourth quarter of 1995. According to estimates based on industry sources, AMBAC Indemnity's new issue municipal market share for the fourth quarter of 1996 was approximately 26%, versus approximately 24% in the fourth quarter of 1995. AMBAC Indemnity's new issue municipal market share for the full year 1996 was approximately 29% as compared to approximately 25% in 1995.



                                    --MORE--

AMBAC Fourth Quarter 1996 Earnings/3

         Gross premiums written for the fourth quarter of 1996 were $71.2 million, a decrease of 3% from the $73.2 million written in the fourth quarter of 1995. This decrease was primarily due to a decrease in structured finance premiums written of $11.2 million in the fourth quarter of 1996, which was partially offset by an increase of $10.3 million in new issue municipal bond premiums written. Gross premiums written for the full year 1996 were $247.2 million, an increase of 28% from the $193.3 million written in 1995. This increase was driven by a $57.7 million increase in new issue municipal bond premiums written.

         While most of AMBAC Indemnity's premiums written are collected up-front at policy issuance, a growing portion of premiums are collected on an installment basis. The net present value of estimated future installment premiums written in the fourth quarter of 1996 was $27.7 million, an increase of 24% from the $22.4 million written in the fourth quarter of 1995. The aggregate net present value of estimated future installment premiums written was $157.7 million and $110.0 million as of December 31, 1996 and 1995, respectively.

         AMBAC Indemnity reported adjusted gross premiums written, which are defined as up-front premiums plus the present value of estimated future installment premiums, of $90.6 million in the fourth quarter of 1996, essentially flat from the $90.7 million written in the comparable prior period. Adjusted gross premiums written for the full year 1996 were $296.4 million, a 34% improvement from the $221.3 million written in 1995.

         Ceded premiums written for the fourth quarter of 1996 were $8.5 million, versus the $24.3 million written in the fourth quarter of 1995. The 65% decrease in ceded premiums written is primarily due to a decrease in premiums ceded under facultative reinsurance agreements during the fourth quarter of 1996. Ceded premiums written for the full year 1996 were $37.8 million, versus $28.6 million written in 1995. Ceded premiums written in 1995 were reduced by $18.1 million in return premiums from the cancellation of reinsurance contracts in the second quarter of 1995. Excluding the 1995 return premiums, ceded premiums written in 1996 decreased 19% from 1995, primarily due to less premiums ceded under facultative reinsurance agreements in 1996.

         Net premiums written for the fourth quarter of 1996 were $62.7 million, an increase of 28% from the $48.9 million written in the fourth quarter of 1995. Net premiums written for the full year 1996 were $209.4 million, versus $164.7 million written in 1995, a 27% increase.

         Net premiums earned for the fourth quarter of 1996 were $35.0 million, an increase of 4% from the $33.5 million earned in the fourth quarter of 1995. This increase was primarily the result of the growth in premiums earned from the underlying book of business during the period, partially offset by lower premiums earned from refundings and calls in the fourth quarter of 1996. Net premiums earned in the fourth quarter of 1996 included $6.2 million from refundings, calls and other accelerations (which had a net income per common share effect of $0.10) compared to the fourth quarter of 1995, which included $10.4 million of net premiums earned from refundings, calls and other accelerations (which had a net income per common share effect of $0.17). Net premiums earned for the full year 1996 were $136.6 million, an increase of 22% from the $111.8 million earned in 1995.

         Net investment income for the fourth quarter of 1996 was $37.7 million, an increase of 12% from $33.8 million in the fourth quarter of 1995. The increase was primarily due to the growth of the investment portfolio partially offset by lower yields. Net investment income for the full year 1996 was $144.9 million, an increase of 11% from $131.0 million in 1995. AMBAC Indemnity's investments in tax-exempt securities were 79% of the total market value of the portfolio as of December 31, 1996, as compared to 69% at December 31, 1995.



                                    --MORE--

AMBAC Fourth Quarter 1996 Earnings/4

         Underwriting and operating expenses for the fourth quarter of 1996 were $9.4 million, an increase of 3% from $9.1 million in the fourth quarter of 1995. This increase was primarily the result of higher gross underwriting expenses. Underwriting and operating expenses for the full year 1996 were $37.2 million, an increase of 8% from $34.5 million in 1995.



FINANCIAL SERVICES

         Through its financial services subsidiaries, the Company provides investment contracts, interest rate swaps and investment management principally to states, municipalities and municipal authorities. Financial services operating income for the fourth quarter of 1996 was $2.2 million, versus $3.5 million in the fourth quarter of 1995. Financial services revenues for the fourth quarter of 1996 were $6.1 million, versus $5.8 million in the fourth quarter of 1995. The increase was primarily due to higher net interest income related to municipal investment contracts, partially offset by lower revenues on interest rate swaps during the fourth quarter of 1996. Financial services expenses for the fourth quarter of 1996 were $3.9 million versus $2.3 million in the fourth quarter of 1995. The increased expenses resulted primarily from higher operating and acquisition-related expenses for the investment management business.

         Financial services operating income for the full year 1996 was $10.9 million on revenues of $22.1 million and expenses of $11.2 million, as compared to operating income of $5.2 million on revenues of $13.0 million and expenses of $7.8 million for the full year 1995.



CORPORATE ITEMS

         Interest expense for the fourth quarter of 1996 was $5.3 million, flat compared to the fourth quarter of 1995. Income taxes for the fourth quarter of 1996 were at an effective rate of 21.3%, versus 23.6% in 1995. The effective income tax rate for the full year 1996 was 26.4%, compared to 21.7% for the full year 1995. This increase in the effective tax rate for the year was primarily due to the realized gain from the sale of HCIA stock in the second quarter of 1996.



BALANCE SHEET ANALYSIS

         Total assets as of December 31, 1996 were $5.88 billion, an increase of 11% over $5.31 billion at December 31, 1995. This increase was primarily due to continued growth of the Company's financial guarantee insurance and financial services operations and the sale of HCIA in the second quarter of 1996, partially offset by a decline in market value of investments resulting from the increase in interest rates during 1996.

         As of December 31, 1996, the Company's stockholders' equity was $1.62 billion, an increase of 15% over year end 1995. This increase was primarily due to the Company's 1996 operating results, including the sale of HCIA, partially offset by the decline in market value of investments. Book value per common share increased 15% to $46.02 at December 31, 1996, from $40.04 at December 31, 1995. Adjusted book value (ABV)(2) per common share increased 11% to $62.50 at December 31, 1996, from $56.47 at December 31, 1995.



                                    --MORE--

AMBAC Fourth Quarter 1996 Earnings/5



REGULAR QUARTERLY CASH DIVIDEND DECLARED

         The Board of Directors of AMBAC Inc. declared the regular quarterly cash dividend of $0.165 per share of common stock. The dividend is payable on March 5, 1997 to stockholders of record on February 10, 1997.



ANNUAL MEETING OF STOCKHOLDERS

         The Board of Directors also set the 1997 Annual Meeting of Stockholders for Wednesday, May 14, 1997, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting will be the close of business, March 21, 1997.

                              ********************

         AMBAC Inc., headquartered in New York City, is a holding company that provides through its affiliates financial guarantee insurance and financial services to clients in both the public and private sectors. The Company's principal operating subsidiary, AMBAC Indemnity Corporation, a leading insurer of municipal and structured finance obligations, has been assigned triple-A claims-paying ability ratings from Moody's Investors Service, Inc., Standard & Poor's Ratings Group, Fitch Investors Service, L.P. and Nippon Investors Service, Inc.

                              ********************



(1) Core earnings and operating earnings are not substitutes for net income computed in accordance with Generally Accepted Accounting Principles (GAAP) but are important measures used by management, equity analysts and investors to measure the financial results of the Company.

(2) Adjusted book value (ABV), which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives adjusted book value by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; the unrealized gain on the investment in HCIA (prior to sale on May 6, 1996); and the unrealized gain or loss on investment contract liabilities. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers. The adjustments described above will not be realized until future periods and may differ materially from the amounts used in determining ABV.



                             --TABLES WILL FOLLOW--

                           AMBAC INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 (DOLLARS IN THOUSANDS EXCEPT COMMON SHARE DATA)


                                                                  THREE MONTHS ENDED                          YEARS ENDED
                                                                     DECEMBER 31,                             DECEMBER 31,
                                                        ---------------------------------         --------------------------------
                                                            1996                 1995                 1996                1995
                                                        ------------         ------------         ------------        ------------
Financial guarantee insurance operations:

  Gross premiums written                                $     71,193         $     73,197         $    247,208        $    193,326
  Ceded premiums written                                      (8,532)             (24,292)             (37,793)            (28,606)
                                                        ------------         ------------         ------------        ------------
    Net premiums written                                      62,661               48,905              209,415             164,720

  Increase in unearned premiums                              (27,615)             (15,382)             (72,786)            (52,900)
                                                        ------------         ------------         ------------        ------------
    Net premiums earned                                       35,046               33,523              136,629             111,820

  Net investment income                                       37,729               33,810              144,941             131,049
  Net realized gains (losses)                                  4,594                9,508              (20,531)                177
  Other income                                                   328                  893                5,261               5,580
                                                        ------------         ------------         ------------        ------------
    Total financial guarantee revenues                        77,697               77,734              266,300             248,626
                                                        ------------         ------------         ------------        ------------

  Losses and loss adjustment expenses                            (33)               1,167                3,778               3,377
  Underwriting and operating expenses                          9,437                9,067               37,182              34,450
                                                        ------------         ------------         ------------        ------------
    Total financial guarantee expenses                         9,404               10,234               40,960              37,827
                                                        ------------         ------------         ------------        ------------

Financial guarantee insurance operating income                68,293               67,500              225,340             210,799
Financial services operating income                            2,198                3,506               10,943               5,216
Equity in income (loss) of affiliate                              --               (3,146)                 627                (185)
Interest expense                                              (5,252)              (5,309)             (20,925)            (20,934)
Other income (deductions), net                                    98                   66                3,208                 175
Other net realized gains                                         700                   --              156,313              19,103
                                                        ------------         ------------         ------------        ------------

    Income before income taxes                                66,037               62,617              375,506             214,174
                                                        ------------         ------------         ------------        ------------

Income tax expense:
  Current taxes                                               16,757                8,701              106,664              33,286
  Deferred taxes                                              (2,709)               6,092               (7,475)             13,293
                                                        ------------         ------------         ------------        ------------
    Total income taxes                                        14,048               14,793               99,189              46,579
                                                        ------------         ------------         ------------        ------------

    Net income                                          $     51,989         $     47,824         $    276,317        $    167,595
                                                        ============         ============         ============        ============


Per share amounts -

    Net income per common share                         $       1.49         $       1.36         $       7.90        $       4.78
                                                        ============         ============         ============        ============

Weighted average number of
  Common shares outstanding                               34,984,340           35,113,691           34,964,814          35,100,881
                                                        ============         ============         ============        ============

                           AMBAC INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     DECEMBER 31, 1996 AND DECEMBER 31, 1995
                 (DOLLARS IN THOUSANDS EXCEPT COMMON SHARE DATA)


                                                                                DECEMBER 31, 1996    DECEMBER 31, 1995
                                                                                -----------------    -----------------
ASSETS
------

Investments:
       Bonds, at fair value
              (amortized cost of $4,979,017 in 1996 and $4,082,791 in 1995)        $  5,088,031         $  4,264,904
       Short-term investments, at cost (approximates fair value)                        112,511              176,689
                                                                                   ------------         ------------
              Total investments                                                       5,200,542            4,441,593

Cash                                                                                      7,734               12,167
Securities purchased under agreements to resell                                         201,169              240,280
Receivable for municipal investment contracts                                            33,299              204,797
Receivable for securities                                                                18,467               14,523
Investment income due and accrued                                                        65,920               56,370
Investment in affiliate                                                                      --               45,019
Deferred acquisition costs                                                               94,212               82,620
Prepaid reinsurance                                                                     168,786              153,372
Other assets                                                                             85,836               58,538
                                                                                   ------------         ------------
              Total assets                                                         $  5,875,965         $  5,309,279
                                                                                   ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
       Unearned premiums                                                           $    991,224         $    903,026
       Losses and loss adjustment expenses                                               60,220               65,996
       Ceded reinsurance balances payable                                                 7,438               14,654
       Obligations under municipal investment contracts                               2,417,817            2,185,746
       Obligations under municipal investment repurchase contracts                      336,773              241,112
       Deferred income taxes                                                             67,815              103,697
       Current income taxes                                                              18,809                5,125
       Debentures                                                                       223,798              223,732
       Accrued interest payable                                                          29,958               25,494
       Accounts payable and other liabilities                                            57,689               44,578
       Payable for securities                                                            49,408               92,131
                                                                                   ------------         ------------
              Total liabilities                                                       4,260,949            3,905,291
                                                                                   ------------         ------------

Stockholders' equity:
       Preferred stock                                                                       --                   --
       Common stock, class A                                                                 --                   --
       Common stock                                                                         353                  353
       Additional paid-in capital                                                       498,401              492,495
       Unrealized gains on investments, net of tax                                       58,911              102,470
       Retained earnings                                                              1,072,418              819,479
       Common stock held in treasury at cost                                            (15,067)             (10,809)
                                                                                   ------------         ------------
              Total stockholders' equity                                              1,615,016            1,403,988
                                                                                   ------------         ------------
              Total liabilities and stockholders' equity                           $  5,875,965         $  5,309,279
                                                                                   ============         ============

Number of common shares outstanding (net of treasury shares)                         35,090,385           35,063,573
                                                                                   ============         ============
Book value per common share                                                        $      46.02         $      40.04
                                                                                   ============         ============
Adjusted book value per common share                                               $      62.50         $      56.47
                                                                                   ============         ============

                           AMBAC INC. AND SUBSIDIARIES
                           COMPONENTS OF CORE EARNINGS
                FOR THE PERIODS ENDED DECEMBER 31, 1996 AND 1995


                                         THREE MONTHS ENDED                    YEARS ENDED
                                              DECEMBER 31,                     DECEMBER 31,
                                     -------------------------         ---------------------------
                                       1996             1995              1996              1995
                                     --------         --------         ---------         ---------
Net income                           $ 51,989         $ 47,824         $ 276,317         $ 167,595
Adjustments:
  Net realized (gains) losses          (3,730)          (6,239)          (88,066)          (11,890)
  Non-recurring items                      --            2,456                --             2,456
                                     --------         --------         ---------         ---------

Operating earnings                     48,259           44,041           188,251           158,161

  Refundings, calls and
    Other accelerations                (3,506)          (5,926)          (17,770)          (12,677)
                                     --------         --------         ---------         ---------

Core earnings                        $ 44,753         $ 38,115         $ 170,481         $ 145,484
                                     ========         ========         =========         =========



                           AMBAC INC. AND SUBSIDIARIES
                 COMPONENTS OF ADJUSTED BOOK VALUE PER SHARE (1)
                     DECEMBER 31, 1996 AND DECEMBER 31,1995


                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996         1995
                                                          ----         ----

Book value                                               $46.02          $40.04
After-tax value of:
    Net unearned premium reserve less
      deferred acquisition costs                          13.51           12.35
    Present value of installment premiums                  2.91            2.05
    Unrealized gain on investment in HCIA                    --            2.77
    Unrealized gain (loss) on investment
      contract liabilities                                 0.06           (0.74)
                                                         ------          ------

Adjusted book value                                      $62.50          $56.47
                                                         ======          ======



(1)  Numbers may not add due to rounding.

                           AMBAC INDEMNITY CORPORATION
                             SELECTED STATUTORY DATA
                     DECEMBER 31, 1996 AND DECEMBER 31, 1995
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)



                                                     DECEMBER 31,        DECEMBER 31,
                                                        1996                1995
                                                    ------------        ------------
Capital and claim-paying resources:
    Contingency reserve                             $    567,537        $    495,793
    Capital and surplus                                  886,751             862,976
                                                    ------------        ------------
       Qualified statutory capital                     1,454,288           1,358,769

    Unearned premium reserve                           1,003,510             904,873
    Losses and loss adjustment expenses                   21,623              39,249
                                                    ------------        ------------
       Policyholders' reserves                         2,479,421           2,302,891

       Present value of installment premiums             157,689             110,000
       Third party capital support (1)                   350,000             300,000
                                                    ------------        ------------

       Total                                        $  2,987,110        $  2,712,891
                                                    ============        ============

    Net insurance in force                          $227,234,512        $199,078,405

    Capital ratio (2)                                      156:1               147:1

    Financial resources ratio (3)                           76:1                73:1

(1) Third party capital support represents a limited recourse irrevocable line of credit with AAA/Aaa-rated Deutsche Bank, individually and as Agent.

(2) Capital ratio is net insurance in force divided by qualified statutory capital.

(3) Financial resources ratio is net insurance in force divided by the aggregate of total policyholders' reserves, third party capital support and present value of installment premiums.